SECOND AMENDING AGREEMENT


THIS AMENDING AGREEMENT made effective as of January 1, 1997.
BETWEEN:

          SAN DIEGO GAS & ELECTRIC COMPANY, an Enova Company, a
          California corporation with its principal place of business in San Diego, California ("SDG&E")

                          - and -

          HUSKY OIL OPERATIONS LTD., an Alberta corporation, with its principal place of business in Calgary, Alberta
          ("Seller")

WHEREAS SDG&E and Seller are parties to a Natural Gas Purchase
Agreement made as of March 12, 1991, and amended as of November 1, 1994 (the "Gas Purchase Agreement"); and

WHEREAS the parties wish to amend the Gas Purchase Agreement in the manner hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

1. Section 22.6 of the Gas Purchase Agreement is deleted and replaced with the following:

            "Section 22.6  Governing Law

                     This Agreement shall be governed by and
            construed according to the laws of the Province of Alberta excluding however any conflict of laws rule that would apply the law of another jurisdiction. The parties hereby attorn to the jurisdiction of the Courts of Alberta at Calgary which shall have exclusive jurisdiction in respect of all disputes and other matters relating to this Agreement with the exception of those disputes and other matters referable to arbitration under this Agreement."

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2.  Sections 11.0(a), (c) and (f) of Appendix A to the Gas
Purchase Agreement are deleted and replaced with:

    (a)  Subject to any other provisions of this Appendix:

         (i) if in the reasonable opinion of either party any published index or price, or any rate or tariff or other provision of the Gas Purchase Agreement, including this Appendix, which is required to determine the Base Price:

              (A)  ceases to be available or ascertainable; or

              (B) assumes a measure or value that is wholly inconsistent with the measure or value represented by the component in December, 1994; or

         (ii) if in the reasonable opinion of either party the Base Price no longer represents a price which is competitive with SDG&E's alternative southwest gas supplies

         (any of the circumstances described in (i) or (ii) shall, subject to section 11.0 (b), be referred to as a "Pricing Event"),

         then that party shall have the right by notice in writing ("Pricing Event Notice"), which can be given to the other party ("Recipient") at any time following the occurrence of the Pricing Event, to require the other party to meet, within thirty (30) days of the Recipient's receipt of the Pricing Event Notice, to attempt in good faith to negotiate a replacement index, price, rate, tariff or mechanism in order that the Base Price will be:

         (iii) competitive with the cost of SDG&E's alternative southwest gas supplies; and

         (iv) insofar as possible, consistent with the pricing structure as set out in this Appendix;

         ((iii) and (iv) herein shall be referred to as the "Standard").

         If the Recipient disputes the occurrence of a Pricing Event, the parties shall nevertheless meet within thirty
         (30) days of the Recipient's receipt of the Pricing Event Notice. For the then remaining portion of the ninety
         (90) day period following the Recipient's receipt of the Pricing Event Notice ("Determination Period"), the parties shall meet regularly to review and discuss the relevant issues and events in a good faith effort to agree upon whether or not a Pricing Event has occurred. During the Determination Period, neither party shall commence any legal

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

         proceedings of any kind whatsoever which pertain in any way to the Pricing Event Notice or the alleged occurrence of a Pricing Event. If during the Determination Period the parties determine that a Pricing Event has not occurred, the Pricing Event Notice shall be deemed not to have been issued. If during the Determination Period the parties determine that a Pricing Event has occurred ("Consensus"), then the parties shall meet, within ten
         (10) days of the Consensus, in a good faith attempt to negotiate a replacement index, price, rate, tariff or mechanism consistent with this section 11.

    (c) If the parties are unable to negotiate a replacement index, price, rate, tariff or mechanism within ninety
         (90) days following the Recipient's receipt of the Pricing Event Notice, the parties shall proceed to arbitration pursuant to the following provisions of this section. However, if a Consensus has occurred, the parties shall not proceed to arbitration until thirty
         (30) days following the date of the Consensus (during which period the parties shall meet regularly in a good faith attempt to negotiate a replacement index, price, rate, tariff or mechanism as stipulated in section 11(a)).

    (f) Upon a replacement index, price, rate, tariff, mechanism or Base Price being determined by negotiation or arbitration, the Base Price, the Reference Price and Contract Price shall be adjusted to reflect the difference, if any, for:

         (i) each Day, during the Month in which the Recipient received the Pricing Event Notice ("Receipt
               Month"), that the Pricing Event occurred or was in effect,

         (ii) each Day, during the 3 Month period immediately preceding the Receipt Month, that the Pricing Event occurred or was in effect, and

         (iii) each Month following the Receipt Month, and any payment adjustment will be recovered in the first payment period immediately following that determination and shall include interest accrued as if the adjustment was a Disputed Amount (determined to be owing) under Article 7 of the Gas Purchase Agreement.

3. None of the amendments made to the Gas Purchase Agreement in this Amending Agreement are intended to either support or detract from any argument or position respecting the authority or proper jurisdiction of either an arbitrator or a court to determine the issue (if the parties are unable to agree) of whether or not a Pricing Event has occurred.

4. This Amending Agreement was prepared with each of the parties having access to its own counsel and the parties waive any claim they may have now or in the future

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based on this Amending Agreement not having been prepared jointly by the parties or by either to the exclusion of the other.

5. This Amending Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an originally executed copy, and it shall not be necessary in making proof of the Amending Agreement to produce all of such counterparts.

6. Each party represents and warrants that the officer or officers signing this Amending Agreement on its behalf is authorized to do so.

7. This Amending Agreement shall be governed by and construed according to the laws of the Province of Alberta excluding however any conflict of laws rule that would apply to the law of another jurisdiction. The parties hereby attorn to the jurisdiction of the Courts of Alberta at Calgary which shall have exclusive jurisdiction in respect of all disputes and other matters relating to this Amending Agreement with the exception of those disputes and other matters referable to arbitration under the Gas Purchase Agreement.

IN WITNESS WHEREOF this Amending Agreement is executed in multiple originals effective as of the date and year first above written.

SAN DIEGO GAS &
 ELECTRIC COMPANY           HUSKY OIL OPERATIONS LTD.


By:  ______________________ By:  ______________________

Name:______________________ Name:______________________

Title: ____________________ Title:_____________________

                            By:  ______________________

                            Name:______________________

                           Title:______________________


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